Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 31, 2019,

Relating to Preliminary Prospectus Supplement dated July 30, 2019 to

Prospectus dated December 13, 2018

Registration No. 333-221085

Explanatory Note

The following information updates and should be read together with the information contained in our preliminary prospectus supplement dated July 30, 2019, which we refer to herein as the preliminary prospectus supplement, to the prospectus dated December 13, 2018 included in the Registration Statement on Form S-3 (File No. 333-221085) filed by Alphatec Holdings, Inc (the “Company”). This free writing prospectus updates the preliminary prospectus supplement.

Page S-53, “Experts,” of the preliminary prospectus supplement inadvertently stated that the effectiveness of internal control over financial reporting of the Company had been “audited” by Mayer Hoffman McCann P.C. (“Mayer Hoffman”).

Accordingly, this issuer free writing prospectus corrects the statement contained in the preliminary prospectus supplement on page S-53 under “Experts,” so that, as corrected, the statement reads in full as follows.

EXPERTS

Mayer Hoffman McCann P.C., an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2018 and 2017, and for the years then ended, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as set forth in its report, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on the authority of said firm as experts in accounting and auditing.

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The issuer has filed a registration statement (including the preliminary prospectus supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus may also be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@pjc.com; or from Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, MA 02110, or by email at prospectus@cgf.com, or by phone at (617) 371-3900.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus.